UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 19, 2014

INGRAM MICRO INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12203	62-1644402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1600 E. St. Andrew Place
Santa Ana, CA 92705
(Address, including zip code of Registrant’s principal executive offices)

Registrant’s telephone number, including area code: (714) 566-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 19, 2014, Ingram Micro Inc. (“Ingram Micro”) and certain of its subsidiaries entered into a second amendment (the “Amendment”) to its Credit Agreement dated as of September 28, 2011 among Ingram Micro, Ingram Micro Coordination Center BVBA, Ingram Micro Luxembourg S.à r.l, the Lenders from time to time party thereto, and The Bank of Nova Scotia as administrative agent (as amended from time to time, the “Credit Agreement”).  The Amendment will be effective as of January 5, 2015, subject to customary closing conditions.

Among other things, the Amendment provides for an increase in the total commitments under the Credit Agreement from $940 million to $1,500 million, including an increase to the swingline sub-facility from $100 million to $150 million.  Pursuant to the Amendment, Ingram Micro has an option to increase the total commitments under the Credit Agreement by an aggregate principal amount of $350 million, subject to certain conditions.  The Amendment also provides for certain reductions to pricing and commitment fees.  The Amendment extends the maturity date of the Credit Agreement to January 5, 2020.  Pursuant to the Amendment, Ingram Micro Coordination Center BVBA will no longer be a borrower under the Credit Agreement, and certain subsidiaries of Ingram Micro will become guarantors under the Credit Agreement.  Ingram Micro is paying customary fees in connection with its entry into the Amendment.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statement and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Amendment No. 2 to Credit Agreement, dated as of December 19, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGRAM MICRO INC.

By:	/s/ Larry C. Boyd
Name:	Larry C. Boyd
Title:	Executive Vice President,
Secretary and General Counsel

Date: December 22, 2014

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 2 to Credit Agreement, dated as of December 19, 2014.